Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, July 20, 2016

Codorus Valley Bancorp, Inc.

Reports Second Quarter 2016 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $3.0 million or $0.38 per share basic and diluted, for the quarter ended June 30, 2016, as compared to earnings of $2.9 million or $0.47 per share basic and $0.46 per share diluted, for the second quarter of 2015. For the first six months of 2016, earnings were $5.8 million or $0.73 per share basic and diluted, compared to $5.3 million or $0.86 per share basic and $0.85 per share diluted. The decrease in earnings per share was primarily a result of the 1,746,850 common shares issued in the $34.5 million public offering completed in December 2015.

Larry J. Miller, Chairman, President and CEO, commented, “Our second quarter performance reflects the continued growth and profitability of our core commercial, retail and wealth management businesses. During the first half of 2016, our loan portfolio increased by $44.3 million, primarily in commercial loans. In addition, our deposit portfolio increased by $104.6 million, primarily in low cost core deposits. Our fee-based services and wealth management activities reflect strong growth, while we continue to remain focused on controlling costs.”

The Corporation’s net interest income for the second quarter of 2016 was $13.2 million, an increase of $1.4 million or 12 percent when compared to the net interest income of $11.8 million for the second quarter of 2015. The growth was driven by an increased volume of interest earning assets, primarily commercial loans. For the first six months of 2016, net interest income was $26.2 million, reflecting an increase of $2.7 million or 11 percent compared to $23.5 million for the first six months of 2015. The Corporation’s net interest margin was 3.95 percent for the first half of 2016, a slight increase over the net interest margin of 3.88 percent for the same period in 2015. PeoplesBank continues to have success in growing low cost core deposits, while maintaining reasonable loan yields in a highly competitive pricing environment.

The provision for loan losses for the second quarter of 2016 and 2015 was $800,000. For the six months ended June 30, 2016, the provision for loan losses was $1.6 million compared to $1.8 million for the first half of 2015. The decreased provision was a result of a reduction in net charge-offs during the first six months of 2016 compared to the same period in 2015. Due to continued collection and successful workout efforts, the Corporation’s nonperforming assets ratio was 0.46 percent as of June 30, 2016, reflecting a favorable year-over-year decrease when compared to a nonperforming asset ratio of 0.98 percent as of June 30, 2015.

Noninterest income for the second quarter of 2016 was $2.4 million, an increase of 15 percent compared to noninterest income of $2.1 million for the second quarter 2015. For the first six months of 2016, noninterest income was $4.8 million, an increase of 8 percent compared to $4.5 million for the first half of 2015. The increase in noninterest income was attributed primarily to increases in wealth management income and service charges on deposit accounts.

Noninterest expense was $10.4 million for the second quarter of 2016, an increase of $1.4 million as compared to noninterest expense of $9.0 million for the second quarter of 2015. For the first six months of 2016, noninterest expenses totaled $20.9 million, an increase of 12 percent compared to $18.6 million for the first half of 2015. Higher personnel, occupancy and furniture and equipment expenses accounted for the majority of the increase resulting from a combination of normal business growth and the first half of 2016 including the full impact of the Corporation’s January 2015 acquisition of Madison Bancorp, Inc. Noninterest expenses for the first six months of 2015 included $474,000 of nonrecurring costs associated the acquisition of Madison Bancorp, Inc.

Other News

As recently announced, on July 12, 2016, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.13 per share, payable on August 9, 2016 to shareholders of record at the close of business on July 26, 2016. The quarterly cash dividend is the same amount paid as in the previous quarter.

On June 24, 2016, the Corporation’s common stock was added to the Russell 2000 index fund due to the Corporation’s strong capital levels and profitable performance. We believe this will provide the Corporation with greater exposure in the market and encourage additional investor activity.

PeoplesBank recently announced it will continue its expansion into Lancaster County, Pennsylvania, with the opening of a new Loan Production Office at 3002 Hempland Road in Lancaster. This office will enhance PeoplesBank’s ability to generate new client relationships throughout this rapidly-growing market.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through offices located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO

717-747-1500

lmiller@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Interest income	$15,323	$13,806	$30,337	$27,492
Interest expense	2,124	1,977	4,173	3,985
Net interest income	13,199	11,829	26,164	23,507
Provision for loan losses	800	800	1,600	1,800
Noninterest income	2,446	2,134	4,831	4,491
Noninterest expense	10,413	8,968	20,871	18,557
Income before income taxes	4,432	4,195	8,524	7,641
Provision for income taxes	1,392	1,275	2,667	2,287
Net income	3,040	2,920	5,857	5,354
Preferred stock dividends	0	30	16	60
Net income available to common shareholders	$3,040	$2,890	$5,841	$5,294
Basic earnings per common share	$0.38	$0.47	$0.73	$0.86
Diluted earnings per common share	$0.38	$0.46	$0.73	$0.85

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	June 30,	December 31,	June 30,
	2016	2015	2015
Cash and short term investments	$79,334	$57,485	$58,993
Investment securities	194,452	218,498	218,865
Loans	1,168,469	1,123,775	1,042,448
Allowance for loan losses	(13,558)	(12,704)	(11,966)
Net loans	1,154,911	1,111,071	1,030,482
Premises and equipment, net	24,838	24,606	21,859
Goodwill	2,301	2,301	2,421
Other assets	48,229	42,373	40,150
Total assets	$1,504,065	$1,456,334	$1,372,770

Deposits	$1,198,750	$1,094,149	$1,079,645
Borrowed funds	142,197	194,820	155,987
Other liabilities	10,101	8,224	14,538
Shareholders’ equity	153,017	159,141	122,600
Total liabilities and shareholders’ equity	$1,504,065	$1,456,334	$1,372,770

Codorus Valley Bancorp, Inc.
Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2016	2016	2015	2015	2015	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2016	2015
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to common shareholders	$3,040	$2,801	$2,740	$2,981	$2,890	$5,841	$5,294
Basic earnings per common share	$0.38	$0.35	$0.42	$0.48	$0.47	$0.73	$0.86
Diluted earnings per common share	$0.38	$0.35	$0.42	$0.48	$0.46	$0.73	$0.85
Cash dividends paid per common share	$0.130	$0.130	$0.124	$0.124	$0.119	$0.260	$0.238
Tangible book value per common share	$18.90	$18.55	$18.20	$17.95	$17.50	$18.90	$17.50
Book value per common share	$19.19	$18.84	$18.49	$18.34	$17.90	$19.19	$17.90
Average common shares outstanding	7,966	7,960	6,500	6,182	6,159	7,963	6,143
Average diluted common shares outstanding	8,031	8,024	6,563	6,242	6,227	8,028	6,217

Performance Ratios (%)
Return on average assets (2)	0.84	0.79	0.78	0.87	0.87	0.82	0.81
Return on average equity (2)	8.01	7.22	8.38	9.68	9.55	7.61	8.87
Return on average realized equity (2)(3)	8.13	7.31	8.52	9.85	9.77	7.72	9.09
Net interest margin (4)	3.95	3.95	3.71	3.71	3.83	3.95	3.88
Efficiency ratio (5)	64.89	67.33	62.90	65.00	62.45	66.09	65.29
Net overhead ratio (2)(7)	2.19	2.33	2.02	2.10	2.04	2.26	2.19

Asset Quality Ratios (%)
Net loan charge-offs to average loans (2)	0.11	0.15	0.32	0.03	0.10	0.13	0.20
Allowance for loan losses to total loans (6)	1.16	1.14	1.13	1.17	1.15	1.16	1.15
Nonperforming assets to total loans and foreclosed real estate	0.46	0.56	0.59	0.77	0.98	0.46	0.98

Capital Ratios (%)
Average equity to average assets	10.45	11.00	9.35	8.98	9.14	10.72	9.14
Tier 1 leverage capital ratio	10.89	10.99	11.73	9.45	9.62	10.89	9.62
Common equity Tier 1 capital ratio	12.38	12.55	12.56	10.11	9.97	12.38	9.97
Tier 1 risk-based capital ratio	13.22	13.42	14.49	12.15	12.04	13.22	12.04
Total risk-based capital ratio	14.35	14.55	15.60	13.31	13.16	14.35	13.16

(1) per share amounts and shares outstanding were adjusted for common stock dividends

(2) annualized for the quarterly periods presented

(3) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) excludes loans held for sale

(7) noninterest expense less noninterest income as a percentage of average assets